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                                                                     Exhibit 4.1

                               AMENDMENT NO. 9 TO
                             THE 1985 STOCK OPTION
                   AND AWARD PLAN OF TRANSAMERICA CORPORATION

          TRANSAMERICA CORPORATION, having adopted The 1985 Stock Option and Award Plan of Transamerica Corporation (the "Plan") on March 1, 1985, and having amended the Plan on eight prior occasions, hereby amends the Plan, effective as of January 2, 1998, as follows:

          1. Section 3(a) is hereby amended by adding the following sentence to read as follows:

       Effective as of January 2, 1998, the number of shares of stock available for issuance under this Plan has been decreased by 1,369,202 shares to make such 1,369,202 shares available for issuance under the Company's 1995 Performance Stock Option Plan.

          IN WITNESS WHEREOF, Transamerica Corporation, by its duly authorized Chairman of its Management Development and Compensation Committee, and by its duly authorized officer, has executed this Amendment No. 9 on the date(s) indicated below.

                                    TRANSAMERICA CORPORATION


Dated:  _____________, 1998         By ______________________________
                                          Peter V. Ueberroth,
                                          Chairman, Management
                                          Development and Compensation
                                          Committee


Dated:  _____________, 1998         By: _____________________________
                                        Title: